Exhibit 10.12

SERVICE CONTRACT

between

Biofrontera Aktiengesellschaft, Hemmelrather Weg 201, 51377 Leverkusen, represented by the Supervisory Board, in turn represented by its Chairman, Mr. Jürgen Baumann,

- hereinafter referred to as the “Company”

and

Mr. Thomas Schaffer

- hereinafter also referred to as the “Management Board member” – with the

Company and the Management Board member hereinafter referred to together as the “Parties” -

Preliminary remarks

Mr. Schaffer has been appointed by a resolution of the Supervisory Board of February 27, 2013 to be a member of the company’s Management Board. His relationship a service to the Company is to be regulated by this Service Contract.

Based on the foregoing, the Parties shall agree the following:

Section 1

Appointment, management, representation

(1)	Mr. Schaffer has been appointed by resolution of the Company’s Supervisory Board dated

February 27, 2013 for the period from June 1, 2013 until November 30, 2015 – and consequently for a period of 2.5 years – to be a member of the Company’s Management Board. This appointment was extended by resolution of the Supervisory Board dated April 9, 2015 with effect as of December 1, 2015 by a period of 5 (five) years until November 31, 2020.

(2)	Mr. Schaffer shall manage the Company’s business as Management Board member together with the other member, or members, of the Management Board.

(3)	If only Mr. Schaffer is appointed as a Management Board member, he shall represent the company on a sole basis. If several Management Board members are appointed, Mr. Schaffer shall represent the company together with another Management Board member or together with a company officer.

Section 2

Tasks, activities for subsidiaries

(1)	Irrespective of his overall responsibilities, the Management Board member shall perform the areas of tasks designated in greater detail in the respective valid business allocation plan according to laws, the Company’s bylaws and the rules of business procedure for the Management Board as approved by the Supervisory Board.

(2)	The Management Board member shall declare himself prepared to assume managerial activities in companies in which the Company holds majority interests either directly or indirectly, or in which it will hold majority interests in the future (affiliates in the meaning of Sections 15 et seq. of the German Stock Corporation Act [AktG]). These shall also include the readiness to assume corresponding managing director/management board positions. No additional compensation shall be paid for this, either from the company or by the respective affiliated companies. Rather, his related activities shall be deemed to be services under this contract, which shall be compensated by remuneration under this contract. The Management Board member shall immediately step down from such offices at the wish of the Supervisory Board as far as legally permissible.

(3)	The Management Board member shall be obligated at the wish of the Supervisory Board to assume Supervisory Board mandates or seats on other controlling bodies at other companies as well as honorary functions in associations. He must step down from such offices at any time of the wish of the Supervisory Board, at the latest as of the ending of the appointment as Management Board member as far as legally permissible.

(4)	The transactions designated in the Company’s bylaws or by the Supervisory Board in a set of rules of business procedure or in an individual case shall require prior approval by the Supervisory Board (Section 111 (4) of the German Stock Corporation Act [AktG]).

Section 3

Working hours

(1)	The Management Board member shall not be bound by fixed working hours. The Management Board member shall nevertheless be required to be available for service if and to the extent required for the Company’s benefit.

(2)	Irrespective of the regulation in Section 2 (2), the Management Board member must make his entire working hours available to the Company. All paid or unpaid ancillary activities, including exercising supervisory board mandates as well as publication and lecturing activities, shall require prior written approval by the supervisory board.

(3)	The Management Board member is permitted to act as managing director for all subsidiaries of Biofrontera AG.

Section 4

Compensation

(1)	The Management Board member shall receive fixed annual compensation of EUR 230,000.00 gross (in words: two hundred and thirty thousand euros), payable in arrears in 12 equal monthly instalments – and in compliance with statutory deductions If the contact appointment ends during the year, payment shall be made pro rata temporis. The fixed annual compensation shall be paid on the condition that one or several further financing rounds with a volume of at least EUR 20 million to the benefit of Biofrontera are concluded successfully in 2015. Otherwise, the fixed annual compensation shall amount to EUR 200,000.00 (in words: two hundred thousand euros). The fixed annual compensation shall nevertheless be increased to EUR 230,000.00 if the financing round be concluded at a later date. The receipt of the funds on Biofrontera’s account shall be relevant in this context.

With the attainment of a consolidated net profit (positive consolidated net result), as reported in the Company’s approved consolidated financial statements, the fixed annual salary shall increase to EUR 250,000.00 (in words two hundred and fifty thousand euros) at the start of the following fiscal year. Payment in arrears of the increased salary shall be made for the months between the reporting cut-off date of the corresponding consolidated financial statements until the month in which the financial statements are approved (inclusive), and a monthly payment of the increased compensation shall be made from the month following the approval of the corresponding consolidated financial statements.

70.0.    The Management Board member shall receive an annual bonus. Given full target attainment (100%), the bonus payment shall amount to EUR 70,000.00 (in words: seventy thousand euros) gross from the 2015 calendar year. If the target is reached, the annual bonus shall be increased up to a maximum of 150%. Given target attainment of up to 70%, the bonus payment shall reduce on a linear basis; in the case of target attainment of less than 70%, no bonus payment shall be made. The measurement factors for the 2013 fiscal year were already determined before this Service Contract was concluded on February 27, 2013, and thereafter shall be determined by mutual consent in a target agreement in each case as of the end of a fiscal year for the subsequent fiscal year. If no mutual agreement is reached between the Management Board member and the Supervisory Board, the Supervisory Board shall decide at its discretion. The annual bonus shall be set at EUR 70,000.00 on the condition that a further financing round be successfully concluded to the benefit of Biofrontera in 2015. Otherwise, the annual bonus shall amount EUR 50,000.00 (in words: fifty thousand euros). The annual bonus shall nevertheless be increased to EUR 70,000.00 if the financing round is concluded at a later date. The receipt of the funds on the account of Dickens shall be relevant in this context.

With the attainment of a consolidated net profit (positive consolidated net result), as reported in the Company’s approved consolidated financial statements, the annual bonus shall increase to EUR 80,000.00 (in words: eighty thousand euros) at the start of the following fiscal year.

The due date of the bonus payment shall in each case occur one month after the approval of the separate annual financial statements and the consolidated financial statements by the company’s supervisory board. If the company terminates the service contract on good grounds in the meaning of Section 626 of the German Civil Code (BGB), the bonus payment for the fiscal year in which the determination becomes effective shall be cancelled. The bonus shall be reduced proportionally pro rata temporis if the employment relationship begins or ends during the year.

(2)	Stock options from the 2010 Stock Option Program are to be granted to the Management Board member as a long-term performance component. The Supervisory Board shall decide at its discretion on the further specifics and further option grants.

(3)	To further enhance the long-term incentive effect of variable compensation and consequently its orientation to the Company’s long-term development and growth, the Management Board member shall be obligated to immediately acquire for every five (5) stock options granted from the 2010 Stock Option Program one (1) of the company’s ordinary shares (in compliance with insider law, in particular), and to hold them as private assets, for the period of three years commencing one month after the date on which the options are issued, or on the date when the shares are purchased if this occurs later (“Blocking Shares”). The total purchasing expense to be borne by the Management Board member shall nevertheless be limited to an amount of EUR 15,000.00 per calendar year, even if this fails to establish the ratio of granted options to Blocking Shares of 5 : 1. The CEO must immediately report an early sale of such restricted ordinary shares to the Supervisory Board Chair, and the company can request a return transfer of an equivalent number of stock options free of charge within a month of receiving such notification, with the most recently granted options being those that must be returned first (last in, first out). If the ratio of options to blocking shares of 5 : 1 was not established as part of the share purchase, a correspondingly higher number of options is to be transferred back.

(4)	These payments shall compensate the entire activity of the Management Board member for the Company and other affiliates in the meaning of Section 2 (2) as well as for all overtime, additional work, and work on Sundays and public holidays.

(5)	Compensation received by the Management Board member from mandates or activities performed in the Company’s interest pursuant to Section 2 (3) are to be rendered to the Company; tax charges are also to be taken into consideration where relevant.

(6)	The transfer and assignment of compensation claims to third parties is not permitted.

Section 5

Vehicle / company apartment / outlays

(1)	The Company shall provide the Management Board member with a car with maximum leasing and insurance costs of up to EUR 15,000.00 net per year for business and private use. The company shall also there all other costs connected with the vehicle. The Management Board member is required to have the private use of the vehicle be taxed as a benefit in kind. The Management Board member shall hereby expressly waive all claims and shall indemnify the Company from any claims that might accrue to him, his dependants or third parties from the Company in connection with the private use of the company car, if they are not covered by the Company’s insurance protection.

(2)	As long as the Management Board member performs Management Board activities, he can utilise a furnished company apartment rented by the Company, whose rent and ancillary costs shall not exceed an amount of EUR 500.00 per month. If an apartment can only be rented on an expensive basis, the Management Board member shall bear the costs that exceed this amount. The Company shall also book one flight home per month for the Management Board member. In this context, the most inexpensively priced flights possible are to be utilised.

(3)	The Company shall reimburse the Management Board member for expenses he incurs in performing his tasks as part of this agreement, including travel and business entertainment expenses according to the respective fiscally permissible maximum rates. If the expenses exceed these maximum rates, they should be reimbursed after submission of the corresponding vouchers.

Section 6

Continued payment of compensation in the case of sickness or death

(1)	If the Management Board member is prevented from performing his activities through illness or other circumstances not caused by gross negligence or intentionally, the Company shall pay in full the fixed compensation pursuant to the above Section 4 (1) for a six-month period, albeit at maximum until the end of this Service Contract. The bonus payment pursuant to the above Section 4 (2) shall be granted accordingly, although it shall reduce proportionally if the Management Board member fails to perform his tasks, for example due to illness-related incapacity to work. Sickness benefits paid by the health insurance fund/private health insurance shall be debited against the compensation.

(2)	If the Management Board member dies during active employment, his widow and children, to the extent that they are under 25 years of age and are still undergoing professional training, shall be entitled as joint and several creditors to the continued payment of the fixed salary pursuant to Section 4 (1) for the month of death and the six subsequent months, albeit at maximum until the end of this contract. They are also entitled to any as yet unpaid bonus for a fiscal year elapsed before the death, and pro rata temporis until the death, to the bonus for the year of death.

(3)	In relation to the payment to be continued to be paid pursuant to the above Sections 1 and 2, the Management Board member and/or his remaining dependants shall be required to deduct the following – if the payments are congruent with the fixed compensation and do not exceed the fixed compensation:

(i)	any private pension if and to the extent that the premiums were last paid by the Company (“Aktiengesellschaft”/“AG”) or one of its affiliates;

(ii)	if the incapacity to work has occurred as a consequence of an accident, those payments that the Management Board member obtains from another party due to an accident, especially also from an accident insurance policy concluded by the Company (“Aktiengesellschaft”/“AG”) or by one of its affiliates for him, or from the individual that is required to compensate for the consequences of the accident.

The Management Board member and his remaining dependants shall be obligated to provide information about the scope of deductible benefits.

(4)	The Management Board member shall hereby cede his loss compensation claims to the Company in the instance that such be infringed by third parties, if the Company pays continued compensation in the meaning of the above paragraph. He shall be obligated to provide the Company with the information required to assert his claims, and to support it in the prosecution of an action.

Section 7

D & O insurance

The Company shall arrange as part of the permissible statutory options (especially considering the deductible pursuant to Section 93 (2) Clause 3 of the German Stock Corporation Act [AktG]) Directors & Officers Liability insurance cover for the Management Board member to a level appropriate to the related risk, albeit at least in an amount of EUR 10,000,000.00 (ten million), and shall bear the related costs. The Management Board member himself shall bear any taxes relating to the monetary benefit that this generates.

Section 8

Vacation

(1)	The Management Board member shall be entitled to annual vacation of 30 working days (Monday to Friday, apart from statutory public holidays). Settlement of vacation entitlement in cash shall not be permitted.

(2)	The dates and duration of vacation are to be coordinated and determined in agreement with the Supervisory Board Chairman and in collegial coordination with the other Management Board members, considering the company’s operating matters.

Section 9

Confidentiality, records

(1)	The Management Board member may not exploit or communicate to other individuals business and operating secrets and any of the Company’ other matters and transactions that are not intended for third parties, which are entrusted to him or made known to him as part of his activity for the Company, unless their publication is required in the Company’s interest, or a mandatory statutory obligation to provide information exists.

(2)	If the Management Board member leaves the Company’s services, or after his being released from the obligation to render services, or at the demand of the Company’s Supervisory Board at any time, the Management Board member shall be obligated to immediately transfer to the Company, in other words, to an individual nominated by the Supervisory Board, all work resources (e.g. laptops and similar) and all written documents, correspondence, records, drafts, papers, copies, photocopies and similar (hereinafter also referred to as documents), which relate to the Company’s matters and which are still in his possession. The Management Board member shall not be entitled to exercise a right of retention to such work resources and documents. The Management Board member shall be entitled to make copies at his own cost of any documents that serve or could serve to discharge the Management Board member. The Management Board member must prepare a list of the copied documents in the aforementioned meaning, and submit it to the Company, in other words, to an individual nominated by the Supervisory Board.

Section 10

General prohibition of competition

The prohibition of competition pursuant to Section 88 the German Stock Corporation Act (AktG) shall apply during the duration of the service contract. Moreover, the Management Board member shall not acquire an interest in a company that competes with the Company or maintains a significant scope of business relationships with it. Shareholdings amounting to less than 5% of the share capital or voting rights of the company as specified in the above Clause 1 and do not enable any influence over the boards of the respective company shall not be deemed an interest in the meaning of this provision. Shareholdings of more than 5% in the share capital of voting rights of the company’s specified in above Clause 1 shall require the express prior written approval of the supervisory board. If the Management Board member indicates to the Supervisory Board that he wishes to enter into an investment in one of the companies specified in the above Clause 1, the Supervisory Board at its next meeting following the notification shall decide whether to issue or refuse approval, if the Management Board member informs the Supervisory Board at least 21 days before the Supervisory Board meeting concerning his wish to enter into an investment. For each case of infringement against the prohibition of competition, the Management Board member shall pay to the Company a contractual penalty equivalent to 1/12 of his fixed annual salary. Along with the company’s other claims, the contractual penalty shall derive from the competition agreement. Given prolonged infringement of the prohibition of competition, the activity during a month shall be deemed as a respective independent infringement.

Section 11

Work eligible for special protection rights

(1)	All results of the work of the Management Board member shall accrue solely to the Company both in rem and economically. In particular, copyrights and industrial property rights as well as rights to technical inventions or improvements that the Management Board Chairman/CEO has made or developed during his activity for the Company or on the basis of work for the Company shall be solely attributable to the Company. The Management Board member shall hereby cede all corresponding rights to the Company, which shall expressly accept such cession. Employee invention law shall not be applicable to the Management Board Chairman/CEO.

(2)	Irrespective of (1), and furthermore if a transfer in rem is not possible or has not occurred, the Management Board member shall hereby transfer the global exclusive right of use, which shall not be limited in terms of time or content, to any copyrights arising in his person to works created in connection with his activity based on his experience from his activity for the Company or based on the Company’s works, to the Company, which shall accept such transfer. The rights shall relate to all purposes that the Company pursues or will pursue as part of its respective – in other words also future – business activities. In particular, the transfer of rights shall not be limited to the duration of the activity for the Company. The Management Board member shall waive designation as originator.

(3)	The exploitation of technical organisational improvements proposed by the Management Board member shall accrue exclusively to the Company.

(4)	In relation to the aforementioned cession or transfer or exploitation of rights that accrue to it, the Company shall not be obligated to render any additional compensation. Mandatory statutory compensation claims shall be hereby unaffected.

(5)	The provisions of this Section 11 shall apply in relation to the Company’s direct or indirect affiliates – at the Company’s option for the benefit of the Company or the benefit of the respective affiliate – correspondingly.

Section 12

Contractual duration

(1)	This service contact shall be concluded on a firm basis for the duration from December 1, 2015 until November 30, 2020. In the instance of a further appointment of the Management Board member to the Company’s Management Board, it shall extend by the period of the appointment. The Parties shall agree on a further appointment at the latest six months before the expiry of an appointment period.

(2)	The right to termination on good grounds pursuant to Section 626 of the German Civil Code (BGB) shall be unaffected.

(3)	If the Management Board member becomes wholly or partly incapable of working in the meaning of social security legislation during the term of the Service Contract, the Service Contract shall discontinue at the end of the next quarter in which the partial or complete reduction in earning capacity is determined, albeit at the latest as of the date on which the Service Contract would have ended without the partial or complete reduction in earning capacity.

(4)	The Company shall be entitled at any time, albeit especially after the termination of the Service Contract, to release the Management Board member from his obligation to work for the Company. In the instance of an irrevocable release from duties, the Management Board member shall be obligated to immediately and without compensation return to the company the car provided pursuant to Section 5 (1).

(5)	Severance pay in the case of early termination of Management Board duties without good grounds shall be capped at twice the specified annual salary, and shall amount to no more than the total remuneration due for the remaining period of the contract. A deduction of income from other sources pursuant to Section 326 (2), 615 Clause 2 of the German Commercial Code (BGB) shall not occur in this instance. The severance entitlement shall fall due for payment with the discontinuation of the employment If the service contract is ended for good grounds for which the Management Board member is responsible, no payment shall be made to the Management Board member.

Section 13

Special termination right, change-of-control clause

(1)	For the instance of a change of control, the Management Board member shall have the right to terminate on an extraordinary basis the employment contract with a notice period of three months as of the month-end (special termination right) and to step down from his office as a member of the Management Board giving such notice period. The special termination right of the Management Board member shall lapse if he does not exercise it within three months after being notified of the change of control.

(2)	The change of control in the meaning of this agreement shall exist if the Company’s shares have been admitted to stock market listing

(iii)	given attainment or exceeding the control threshold in the meaning of Section 29 of the German Securities Takeover Act (WpÜG) (at least 30% of the voting rights)

(iv)	given attainment or exceeding the thresholds of 50% and/or 75% of the voting rights pursuant to Section 21 et seq. of the German Securities Trading Act (WpHG)

(v)	if a shareholder or group of shareholders acting in coordination in the meaning of Section 30 WpÜG combines to form a simple majority of the voting rights at the Company’s General Meeting of Shareholders, without reaching or exceeding the control threshold in the meaning of Section 29 WpÜG (a so-called “constructive majority at the general meeting of shareholders”);

if the Company’s shares are not admitted to stock market listing

(i)	in the case of the acquisition of a majority interest pursuant to Section 20 (4) of the German Stock Corporation Act (AktG) requiring notification pursuant to Section 20 (4) AktG,

(ii)	if a shareholder or group of shareholders acting in coordination and the meaning of Section 30 WpÜG combines to form a simple majority of the voting rights at the Company’s General Meeting of Shareholders (a so-called “constructive majority at the general meeting of shareholders”);

(3)	The date of notification shall be deemed to be

(i)	the date on which the Company publishes the voting rights announcement pursuant to the provisions of the WpHG or

(ii)	the date on which the bidder or party obligated to make an offer announces the reaching or exceeding of the control threshold pursuant to the provisions of the WpÜG ;

(iii)	the date on which the Company announces the existence of the interest in the company bulletin pursuant to Section 20 (6) AktG,

(iv)	the date on which the Company becomes aware that a shareholder or a group of shareholders acting in coordination and the meaning of Section 30 WpÜG combines or has combined at the Company’s General Meeting of Shareholders to form a simple majority of the voting rights;

(4)	If the special termination right is exercised, the Management Board member shall be entitled to a severance payment. A severance payment shall consist of three years’ salaries (fixed salary plus variable compensation pursuant to Section 4 (2) (annual bonus) based on an imputed 100% target attainment). Income derived from other sources shall not be deducted pursuant to Sections 326 (2), 615 Clause 2 of the German Civil Code (BGB). The severance entitlement shall fall due for payment with the discontinuation of employment.

(5)	In the instance of the aforementioned exercising of his special termination right, the Management Board member shall relinquish without being asked his office as Management Board member as of the date when the termination becomes effective through declaration to the Company, as represented by the Supervisory Board Chair.

Section 14

Final provisions

(1)	All amendments to this Service Contract shall require written form to be legally effective, as well as the Supervisory Board’s express and written approval. This shall also apply for the amendment to the above Clause 1.

(2)	No verbal subsidiary agreements have been entered into.

(3)	Should individual provisions of this Service Contract be or become invalid, this shall not affect the efficacy of the other provisions. In such case, the Parties shall be obligated to replace the ineffective provision by an effective provision that as far as possible achieves the intended aim of the ineffective provision. This will also apply if the ineffectiveness of a provision is based on a measure of performance or time; the legally permissible measure shall then be valid.

(4)	Both Parties shall declare that in each case they have received an original copy of this service agreement signed by both Parties.

Jürgen Baumann

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